Exhibit 4.1

FIFTH SUPPLEMENTAL INDENTURE

between

GANNETT CO., INC., Issuer

and

WELLS FARGO BANK, NATIONAL ASSOCIATION, Trustee

Dated as of May 26, 2006

FIFTH SUPPLEMENTAL INDENTURE (this “Fifth Supplemental Indenture”), dated as of May 26, 2006, between GANNETT CO., INC., a corporation duly organized and existing under the laws of the State of Delaware (the “Issuer”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee, a national banking association duly organized and existing under the laws of the United States of America (“Wells Fargo”).

W I T N E S S E T H :

WHEREAS, certain capitalized terms used in this Fifth Supplemental Indenture which are not defined herein but are defined in the Indenture (as defined below) shall have the meaning ascribed to them in the Indenture;

WHEREAS, the Issuer and Citibank, N.A. (“Citibank”) have executed and delivered heretofore an Indenture, dated as of March 1, 1983 (the “Indenture”), as amended and supplemented by a First Supplemental Indenture, dated as of November 5, 1986 (the “First Supplemental Indenture”), among the Issuer, Citibank and Sovran Bank, N.A. (now known as Bank of America, N.A.), a Second Supplemental Indenture dated as of July 1, 1995 (the “Second Supplemental Indenture”), among the Issuer, NationsBank, N.A. (now known as Bank of America, N.A.) and Crestar Bank (“Crestar”) (now known as SunTrust Bank), a Third Supplemental Indenture, dated as of March 14, 2002 (the “Third Supplemental Indenture”), among the Issuer, and Wells Fargo Bank Minnesota, National Association (now known as Wells Fargo Bank, National Association), and a Fourth Supplemental Indenture, dated as of June 16, 2005 (the “Fourth Supplemental Indenture”), between the Issuer and Well Fargo Bank, National Association, pursuant to which the Issuer has issued and may issue, from time to time, one or more series of debt securities. (The term “Indenture” as used hereinafter refers to the Indenture as amended and supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, and the Fourth Supplemental Indenture);

WHEREAS, the Issuer shall issue two new series of debt securities, consisting of $750,000,000 aggregate principal amount of Floating Rate Notes due 2009 (the “Floating Rate Notes”) and $500,000,000 aggregate principal amount of 5.75% Notes due 2011 (the “5.75% Notes”, together with the Floating Rate Notes, the “Notes”).

WHEREAS, in accordance with Section 6.14 of the Indenture, the Issuer has appointed Wells Fargo as trustee under the Indenture with respect to all such Notes issued pursuant to the Indenture;

WHEREAS, in accordance with Section 6.14 of the Indenture, Wells Fargo has accepted such appointment by the Issuer;

WHEREAS, pursuant to Section 8.4 of the Indenture, the Issuer has furnished Wells Fargo with an Opinion of Counsel and an Officer’s Certificate as conclusive evidence that this Fifth Supplemental Indenture complies with the applicable provisions of the Indenture; and

WHEREAS, all things necessary to make this Fifth Supplemental Indenture a valid agreement of the Issuer and Wells Fargo have been done;

NOW THEREFORE, for and in consideration of the premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes as follows:

SECTION 1. CONFIRMATION OF APPOINTMENT.

(a) The Issuer hereby confirms the appointment, pursuant to Section 6.14 of the Indenture, of Wells Fargo as trustee under the Indenture with respect to each of the Issuer’s $750,000,000 aggregate principal amount of Floating Rate Notes and $500,000,000 aggregate principal amount of 5.75% Notes.

(b) Wells Fargo hereby confirms its acceptance, pursuant to Section 6.14 of the Indenture, as trustee under the Indenture with respect to each of the Issuer’s $750,000,000 aggregate principal amount of Floating Rate Notes and $500,000,000 aggregate principal amount of 5.75% Notes.

SECTION 2. CONFIRMATION OF RIGHTS, POWERS, TRUSTS AND DUTIES.

The Issuer and Wells Fargo hereby confirm that:

(a) The rights, powers, trusts and duties of Wells Fargo Bank, National Association (successor to Wells Fargo Bank Minnesota, National Association), as Trustee, with respect to the Issuer’s $700,000,000 aggregate principal amount of 5.500% Notes due April 1, 2007 and $500,000,000 aggregate principal amount of 6.375% Notes due April 1, 2012 shall continue to be vested in Wells Fargo.

(b) The rights, powers, trusts and duties of Wells Fargo, as Trustee, with respect to the Issuer’s $500,000,000 aggregate principal amount of 4.125% Notes due June 15, 2008 shall continue to be vested in Wells Fargo.

(c) Wells Fargo is vested with all the rights, powers, trusts and duties of a Trustee under the Indenture with respect to each of the Issuer’s $750,000,000 aggregate principal amount of Floating Rate Notes and $500,000,000 aggregate principal amount of 5.75% Notes.

SECTION 3. ADDRESS OF THE ISSUER

With respect to the Notes, the first sentence of Section 11.4 of the Indenture is hereby amended to read as follows:

“Any notice or demand which by any provision of this Indenture is required or permitted to be given or served by the Trustee or by the Holders of Securities to or on the Issuer may be given or served by being deposited postage prepaid, first class mail (except as otherwise specifically provided herein) addressed (until another address is filed by the Issuer with the Trustee) to Gannett Co., Inc. at 7950 Jones Branch Drive, McLean, VA 22107, Attention: Chief Financial Officer.”

SECTION 4. DEFINITION OF BUSINESS DAY

Solely with respect to the Issuer’s $750,000,000 aggregate principal amount of Floating Rate Notes, the definition of “Business Day” in Section 1.1 of the Indenture is hereby amended to read as follows:

““Business Day” means, with respect to the Issuer’s $750,000,000 aggregate principal amount of Floating Rate Notes due 2009, a day in the city (or in any of the cities, if more than one) in which amounts are payable, as specified in the form of such Security, is not a day on which banking institutions are authorized by law or regulation to close, and on which dealings in deposits in U.S. Dollars are transacted on the London interbank market.”

SECTION 5. PAYMENTS DUE NOT ON A BUSINESS DAY

Solely with respect to the Issuer’s $750,000,000 aggregate principal amount of Floating Rate Notes, Section 11.6 of the Indenture is hereby amended by replacing the final period thereof with a semi-colon and adding the following proviso at the end thereof:

“provided, however, that if the date of maturity of interest on the Securities (other than the date of the maturity of principal of the Securities) shall not be a Business Day and the next succeeding Business Day is in the following calendar month, then payment of interest shall not be made on such date or on the next succeeding Business Day, but shall be made on the preceding Business Day with the same force and effect as if made on the date of maturity of interest.”

SECTION 6. NO UNDERTAKINGS OR REPRESENTATIONS.

Wells Fargo makes no undertakings or representations in respect of, and shall not be responsible in any manner whatsoever for and in respect of the validity or sufficiency of this Fifth Supplemental Indenture as an obligation of the Issuer or the proper authorization or the due execution hereof by the Issuer or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by the Issuer.

SECTION 7. CONFIRMATION OF INDENTURE.

Except as expressly supplemented hereby, the Indenture shall continue in full force and effect in accordance with the provisions thereof, and the Indenture is in all respects hereby ratified and confirmed. This Fifth Supplemental Indenture and all its provisions shall be deemed a part of the Indenture in the manner and to the extent herein and therein provided.

SECTION 8. GOVERNING LAW.

This Fifth Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 9. COUNTERPARTS.

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 10. HEADINGS.

The headings contained herein are inserted for convenience only and shall not be used to construe or otherwise interpret the provisions hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed, and the Issuer has caused its corporate seal to be hereunto affixed and attested, all as of the date first above written.

GANNETT CO., INC.

By:
Name:	Michael A. Hart
Title:	Vice President and Treasurer

[CORPORATE SEAL]

Attest:

By:
Name:	Todd A. Mayman
Title:	Vice President, Associate General
Counsel and Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Name:	Curtis H. Clicquennoi
Title:	Vice President